                                                                   Exhibit 10.75

                      Brown & Sharpe Manufacturing Company
                                 Precision Park
                              200 Frenchtown Road
                      North Kingstown, Rhode Island  02852



                                 July 17, 1996

Mr. James W. Cooper
11525 Fall Creek Road
Indianapolis, IN  46256

Dear Jim:

    This is an offer of employment with Brown & Sharpe Manufacturing Company as follows:

1.  Position
    Vice President, Procurement, reporting to me.

2.  Salary
    Your annual base salary will be at the rate of $160,000 to be paid in twice-monthly installments. Future adjustments will be based on an annual performance review held at the close of each fiscal year.

3.  Primary Responsibilities
    You will be responsible for developing and implementing a global sourcing strategy for the company. You will accomplish this by working through the operating business managers of the company. You will participate in the development of engineering standards, leading to long-term sourcing contracts. All sourcing decisions for materials, finished product or services will be liable for your analysis and authorization.

    You will perform your responsibilities in full cognizance of the implications of Six Sigma quality, supplier and customer partnering, matrix product and process development and implementation, benchmarking for best-in-class performance, and any other factors which we jointly agree will affect our performance as a company.

    As a corporate Vice President, you will be a member of the Planning and Operating Committee, consisting of my direct reports.

Mr. James W. Cooper
July 17, 1996
Page 2

4.  Bonus
    Participation in the Brown & Sharpe Profit Incentive Plan administered by the Salary Committee of the Board of Directors. You will be eligible for a bonus of up to 40% of base salary each fiscal year. This bonus award will be based both on your attainment of personal objectives, as well as the company's performance against annual corporate targets.

5.  Stock Options
    Upon your employment by the company, you will be granted options to purchase 15,000 shares of Brown & Sharpe stock under the company stock option plan. Such options will be exercisable at the price equal to the closing price of the common stock on the date on which the Salary Committee of the Board of Directors approves the grant of the stock option to you. Fifty percent of the options vest after two years, twenty-five percent after three years, and twenty-five percent after four years.

6.  Severance
    It is understood that the employment relationship may be terminated with or without cause by either party at any time. Should the company terminate your employment without cause, the company will continue to pay you at your then current base annual salary in monthly installments for six months following the date of termination subject to your not competing with any business of the company and its subsidiaries in any country the company is then doing business.

7.  Retirement Program
    You will be included in a limited group of senior executives program for the "LTDCIP" (Long Term Deferred Cash Incentive Plan). You will also participate in any supplemental plan or plans the Directors approve for key executives.

8.  Benefits
    You will be entitled to our standard management employee benefits.

9.  Relocation
    The company will reimburse you for all reasonable and necessary direct expenses related to moving your household and personal belongings from your current residence to a new home in the Providence area. In addition, the company will pay you a lump sum of $35,000 as reimbursement for all of the costs associated with your move, including, but not limited to, the broker's fee for selling your present residence and closing costs incurred with the purchase of a new one in this area.

Mr. James W. Cooper
July 17, 1996
Page 3

10.  Significant Change in Ownership
     In the event of a significant change in ownership, all unvested options of company stock shall vest immediately.

     This offer will expire one week from this date. Please countersign this letter, confirming your start date, and return it to me as soon as possible. I look forward to having you as a member of the management team at Brown & Sharpe.

                                  Sincerely,



                                  Frank T. Curtin

Accepted:____________________________    Date:__________________
             James W. Cooper


I intend to start my employment with Brown & Sharpe on _______________________.


                                      -3-
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                      Brown & Sharpe Manufacturing Company
                                 Precision Park
                              200 Frenchtown Road
                      North Kingstown, Rhode Island  02852



                                 July 24, 1996



Mr. James W. Cooper
11525 Fall Creek Road
Indianapolis, IN  46256

Dear Jim:

     This letter is an addendum to, and a change of, my offer letter to you dated 17 July 1996.

     Your stock options will vest on the first anniversary of each year for three years. The anniversary will be the date on which the Salary Committee of the Board of Directors approves your options, which will coincide with your date of employment.

     The Company will pay you a lump sum of $50,000 as reimbursement for all costs associated with your move and as stated in Paragraph 9 of the offer letter.

     Your participation in the Brown & Sharpe Profit Incentive Plan provides for a maximum pay-out at your level of 60 percent. The base level is 30 percent based on meeting the Annual Operating Plan objectives but can reach 60 percent. We will provide you with a copy of the policy under the Profit Incentive Plan.

                                  Sincerely,



                                  Frank T. Curtin

                      Brown & Sharpe Manufacturing Company
                                 Precision Park
                              200 Frenchtown Road
                      North Kingstown, Rhode Island  02852



                                August 1, 1996



Mr. James W. Cooper
11525 Fall Creek Road
Indianapolis, IN 46256

Dear Jim:

     Confirming our conversation this morning, I agree to increase your base salary from $160,000 to $168,000 per year.


                                  Sincerely,



                                  Frank T. Curtin